UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2012

CURTISS-WRIGHT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-134	13-0612970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Waterview Boulevard
Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 541-3700

--------------

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 12, 2012, the Board of Directors for Curtiss-Wright Corporation (NYSE: CW) elected David C. Adams to the office of President and Chief Operating Officer of Curtiss-Wright Corporation. Mr. Adams will report directly to Mr. Benante. Reporting to Mr. Adams will be the leaders of the three operating segments: Flow Control, Motion Control and Metal Treatment. Glenn E. Tynan, Vice President and Chief Financial Officer; Michael J. Denton, Vice President, General Counsel, and Corporate Secretary, and other members of corporate senior management will continue to report to Mr. Benante.

For the five years prior to his new position, Mr. Adams was Co-Chief Operating Officer of Curtiss-Wright Corporation with overall responsibility for the Motion Control and Metal Treatment segments' strategic goals, technology development, global operations and financial performance. He was President of Motion Control since 2005.

Prior to joining Curtiss-Wright in 2000, Mr. Adams had 10 years’ related industry experience with Goodrich and Lucas Aerospace. He serves on the board of governors of the Aerospace Industries Association. Mr. Adams holds a Bachelor of Science Degree from California State University and a Masters Degree in Business Administration from California Lutheran University.

There are no transactions, or a series of similar transactions, or any currently proposed transactions, or a series of similar transactions, to which Curtiss-Wright was or is to be a party, in which the amount exceeds $120,000, and in which Mr. Adams had, or will have a direct or indirect material interest.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.           Description

99.1          Press Release dated October 12, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURTISS-WRIGHT CORPORATION

By:	/s/ Glenn E. Tynan
Glenn E. Tynan
Vice-President and
Chief Financial Officer

Date: October 15, 2012